SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

      Date of Report (Date of Earliest Event Reported): November 19, 2004



                               AVADO BRANDS, INC.
             ------------------------------------------------------
             (Exact name of Registrant as Specified in its Charter)


             Georgia                    0-19542               59-2778983
-------------------------------     ----------------      -------------------
(State or other Jurisdiction of     (Commission File         (IRS Employer
Incorporation or Organization)          Number)           Identification No.)


         Hancock at Washington
           Madison, Georgia                              30650
----------------------------------------       -------------------------
              (Address)                               (Zip Code)

       Registrant's telephone number, including area code: (706) 342-4552

                                 Not Applicable
          (Former name or former address, if changed since last report)


     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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     ITEM 4.02  Non-Reliance  on  Previously  Issued  Financial  Statements or a
Related Audit Report or Completed Interim Review

     On November 19, 2004, Avado Brands, Inc. (the "Company") concluded that the Company's previously filed financial statements, including the financial statements for the years ended December 30, 2001 and December 29, 2002, the quarterly financial statements issued during those years, and the financial statements for each of the first three quarters of 2003 should no longer be relied upon because of errors in such financial statements. The Company, which on February 4, 2004 filed voluntary petitions in the U.S. Bankruptcy Court for the Northern District of Texas (the "Bankruptcy Court") for relief under Chapter 11 of the U.S. Bankruptcy Code, has not yet filed its Annual Report on Form 10-K for the year ended December 28, 2003 or its Quarterly Reports on Form 10-Q for the quarters ended March 28, 2004, June 27, 2004 and September 26, 2004. The monthly operating reports the Company has furnished to the Bankruptcy Court and filed on Form 8-K since the filing of the Company's Chapter 11 petition, which are not prepared on the basis of generally accepted accounting principles, also contain such errors.

     The conclusion was reached as part of an evaluation of the application of the Company's accounting policies and generally accepted accounting principles. A general description of the material errors identified is set forth below.

     Rent Expense

     The Company has historically had a policy of recording rent expense on a straight-line basis over the initial lease term. The Company now believes the proper treatment for rent that escalates over time should be to recognize the expense on a straight-line basis over the lease term (inclusive of renewal options the Company is reasonably expected to exercise) rather than over the initial term of the lease. The Company believes that the resulting cumulative understatement of rent expense and the cumulative understatement of accrued rent expense liability, as of December 28, 2003, is in the range of $14.0 million to $16.0 million. Previously reported rent expense, which is included in other operating expenses, for the fiscal years ended December 30, 2001 and December 29, 2002 was $33.4 million and $24.0 million, respectively. The Company estimates that rent expense for this two-year period will increase by approximately $2.5 million. Such estimates are subject to change as the Company completes its evaluation. The cumulative understatement of rent expense and the understatement of rent expense for the aforementioned fiscal years represents a non-cash understatement of previously reported rent expense.

     Fixed Assets

     An evaluation of the Company's premises and equipment accounting practices identified certain errors resulting in an overstatement of recorded net book values. In addition, the Company's depreciable lives for certain leasehold improvements have historically been based upon the useful lives of the assets, which for certain leasehold improvements is longer than the remaining term of the associated lease, including available renewal option periods. Because of these errors, the Company estimates the net book value of its premises and equipment was overstated by approximately $5.0 million as of December 28, 2003. The Company estimates that approximately $2.8 million of this error occurred in the fiscal years prior to the year ended December 30, 2001. This estimate is subject to change as the Company completes its evaluation. The Company is currently evaluating the effect of the remaining errors on individual periods. The previously reported net book value of premises and equipment as of December 30, 2001 and December 29, 2002 was $283.0 million and $237.0 million, respectively. The adjustment to correct this overstatement of net book value of premises and equipment will represent a non-cash charge.

     Employee Partner Programs

     Certain of the Company's employee partner programs, which were amended in 2002, have been historically accounted for as ownership interests. The Company now believes that they should have been accounted for as compensation agreements from the date of the amendment. The cumulative effect of this error, as of December 28, 2003, is estimated to be less than $0.5 million. The Company is currently evaluating the effect of this error on individual periods.

     Other

     On November 22, 2004, the Bankruptcy Court approved a motion to retain Alston & Bird LLP as special counsel to the Company's Audit Committee in connection with the Audit Committee's review of certain past accounting practices, including those described above.

     Both the Company's Audit Committee and the Company's management have discussed with Deloitte & Touche LLP, the Company's current independent auditors, the matters disclosed in this Current Report on Form 8-K. KPMG LLP, the Company's predecessor independent auditors through March 30, 2004, has been advised of the matters disclosed herein.


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


                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         AVADO BRANDS, INC.


                                         By:/s/Louis J. Profumo
                                         ----------------------
                                         Louis J. Profumo
                                         Chief Financial Officer


Date: November 24, 2004


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